Pro Forma Financial Statements Dated 3/31/2018

The unaudited pro forma consolidated balance sheet and statement of operations reflects amounts as if the transaction had occurred on March 31, 2018.  As a result of this transaction, One Lab Co, Inc . a Nevada corporation became a wholly owned subsidiary of Mountain High Acquisitions Corp. A Colorado corporation.

The information presented in the unaudited pro forma combined financial statements does not purport to represent what the financial position or results of operations would have been had the transaction occurred as of March 31, 2018, nor is it indicative of future financial position or results of operations.  You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined, or the future result that the combined company will experience after the transaction is consummated.

The pro forma adjustments are based upon available information and certain assumptions that the Company believes is reasonable under the circumstances.

MOUNTAIN HIGH ACQUISITIONS CORP.
PRO FORMA CONSOLIDATED BALANCE SHEETS
MARCH 31, 2018

	ONE LAB CO	Audited
	Year	MYHI			Pro Forma
	Ended 3/31	March 31	Pro Forma		March 31
	2018	2018	Adjustments		2018

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$0	$109,464			$109,464
Accounts Receivable	0	150,000			150,000
Other receivables	0	22,294			22,294
TOTAL CURRENT ASSETS	0	281,758			281,758

OTHER ASSETS			5,588,000	a	5,588,000
FIXED ASSETS		170,000			170,000
TOTAL ASSETS	$0	$451,758			$6,039,758

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$0	$11,009			$11,009
Notes payable		362,361			362,361
Accrued liabilities		12,500			12,500
Advances from related parties	0	138,945			138,945
TOTAL CURRENT LIABILITIES	$0	$524,815			$524,815

COMMITMENTS AND CONTINGENCIES		—			—

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, $0.0001 par value; 250,000,000 shares authorized,
100,000 shares issued and outstanding		10			10
Common stock, $0.0001 par value; 500,000,000 shares authorized,		.
96,208,582 shares issued and outstanding		9,621	8,800	a	18,421
Additional paid in capital	0	9,607,834	5,579,200	a	15,187,034
Accumulated (deficit)	0	(9,690,522)			(9,690,522)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	0	(73,057)			5,514,943
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$0	$451,758			$6,039,758

a. To reflect the issuance of 88,000,000 shares per the exchange agreement at market value of $0.0635

MOUNTAIN HIGH ACQUISITIONS CORP.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2018

	MYHI	ONE LAB CO		MYHI PRO
	AUDITED			FORMA
	Year Ended March 31, 2018	Year Ended March 31, 2018		Year Ended March 31, 2018

Revenue	$150,000	$		$150,000
Cost of revenue	—
Gross profit	150,000			150,000

Selling, general and administrative expenses	814,102		—	814,102

(Loss) from operations	(664,102)		—	(664,102)

Other income (expense)	(2,687,621)			(2,687,621)

Net (loss)	$(3,351,723)		$—	$(3,351,723)

Weighted average shares outstanding - basic and diluted	76,569,111		—	76,569,111

(Loss) per shares - basic and diluted	$(0.04)	$		$(0.04)